EXHIBIT 99.1

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

Date:	December 27, 2007
Stephens Investments Holdings LLC

		By:	David A. Knight
Name: David A. Knight
Its: Vice President

Warren A. Stephens

/s/David A. Knight
Name: David A. Knight
Title: Attorney in fact for reporting person